SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K





                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934






       Date of Report (Date of earliest reported event): November 19, 2001



                               MOTIENT CORPORATION
             (Exact name of registrant as specified in its charter)




         Delaware                      0-23044                 93-0976127
(State or other jurisdiction of  (Commission File No.)        (IRS Employer
incorporation or organization)                              Identification No.)




                            10802 Parkridge Boulevard
                           Reston, Virginia 20191-5416
                                 (703) 758-6000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)







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ITEM 2.  Acquisition or Disposition of Assets

This  Current  Report  on  Form  8-K is  being  filed  to  report  two  separate
transactions   involving  the  disposition  of  assets  by  Motient  Corporation
("Motient" or "we" or "us"). First, on November 19, 2001, Motient disposed of all of its remaining 9,757,262 shares of common stock of XM Satellite Radio Holdings Inc. ("XM Radio"), in satisfaction of certain outstanding debt obligations. In this report, this transaction is referred to as the "XM Share Transaction." Second, on November 26, 2001, Motient consummated the previously-announced sale of its satellite communications business assets to Mobile Satellite Ventures LP ("MSV"). In this report, this transaction is referred to as the "MSV Transaction." The XM Share Transaction and the MSV Transaction are not related to each other.

The XM Share Transaction

On November 6, 2001, the agent for the bank lenders under Motient's term loan agreement and revolving credit agreement declared all loans under such facilities immediately due and payable, due to the existence of several events of default under such agreements. On the same date, the bank lenders sought payment in full from Hughes Electronics Corporation, Singapore Telecommunications Limited, and Baron Capital Partners, L.P., the guarantors of Motient's term and revolving loan facilities (the "Bank Guarantors"). The Bank Guarantors made such payment, in the amount of approximately $97.6 million, on November 14, 2001. As a result of an agreement that required Motient to reimburse the Bank Guarantors in the event that the Bank Guarantors were required to make any payment under the bank facility guarantees, as of November 14, 2001 Motient had a reimbursement obligation to the Bank Guarantors in the amount of $97.6 million, including accrued interest and fees.

The 9,757,262 shares of common stock of XM Radio that were then owned by Motient
were  pledged  to  the  Bank  Guarantors  to  secure   Motient's   reimbursement
obligations to the Bank Guarantors.

On November 15, 2001, Motient sold 500,000 shares of common stock of XM Radio through a broker under Rule 144 under the Securities Act for $9.50 per share, for aggregate proceeds of $4,750,000. The net proceeds from this sale were paid to the Bank Guarantors on November 19, 2001, thereby reducing the amount of Motient's reimbursement obligation to the Bank Guarantors by such amount.

Also on November 19, 2001 Motient delivered all of its remaining 9,257,262 shares of common stock of XM Radio to the Bank Guarantors in full satisfaction of the entire remaining amount of Motient's reimbursement obligations to the Bank Guarantors. Upon delivery of these shares, the Bank Guarantors released Motient from all of its remaining obligations to the Bank Guarantors under the bank financing agreements and the related guarantees and reimbursement and security agreements. Motient delivered 7,108,184 shares to Hughes Electronics Corporation, 964,640 shares to Singapore Telecommunications Limited, and 1,184,438 shares to Baron Capital Partners, L.P.

As a result of the foregoing transaction, the maturity of Motient's $26.2 million note payable to Rare Medium Group, Inc. ("Rare Medium") was accelerated to November 19, 2001.

Certain of Motient's rights with respect to XM Radio were governed by a shareholders' agreement by and among XM Radio, Motient, and certain other significant shareholders of XM Radio (the "XM Shareholders' Agreement"). Pursuant to the XM Shareholders' Agreement, Motient had the right to appoint three representatives on the Board of Directors of XM Radio. In addition, two independent members of the Board of Directors of XM Radio had to be approved by Motient and the other parties to the XM Shareholders' Agreement. As of November 19, 2001 Motient ceased to beneficially own any of the securities of XM Radio. Accordingly, Motient will no longer have any rights or obligations under the XM Shareholders' Agreement.

Motient also had certain registration rights with respect to the shares of common stock of XM Radio owned by it pursuant to an amended and restated registration rights agreement, dated as of August 8, 2000 (the "XM Registration Rights Agreement"). As of November 19, 2001, because Motient ceased to beneficially own any shares of XM Radio common stock, Motient will no longer be a beneficiary of any of the registration rights under the XM Registration Rights Agreement.

In connection with the transfer of all of its remaining shares of common stock of XM Radio to the Bank Guarantors on November 19, 2001, Motient transferred to the Bank Guarantors its piggyback and shelf registration rights associated with the 9,257,262 shares of common stock delivered to the Bank Guarantors. In addition, at the time of the transfer of such shares to the Bank Guarantors, Motient transferred to Hughes Electronics Corporation Motient's sole remaining "demand" registration right under the XM Registration Rights Agreement.


MSV Transaction

     Background

In June 2000, we formed MSV as a limited liability company. Originally we owned 80% of the membership interests in MSV. The remaining interest was owned by three investors controlled by Columbia Capital, Spectrum Equity Investors LP and Telcom Ventures, L.L.C. (collectively, the "Existing Investors").

In January 2001, we entered into various agreements to modify the terms of the original investment agreement for MSV and also to provide for the participation of TMI Communications & Company, Limited Partnership ("TMI"), the Canadian satellite services provider, in the venture. The January 2001 agreements provided that upon closing of the transactions contemplated by such agreements, TMI would contribute its satellite communications business assets to MSV, along with our contribution of our satellite business assets. The January agreements provided that in connection with its contribution of assets to MSV, TMI would have become the owner of approximately 27% of the outstanding equity of MSV, and would also have received a cash payment of $7.5 million, as well as a $11.5 million 5-year note.

The January agreements also provided that upon closing of these transactions, we would contribute our satellite assets to MSV in exchange for a cash payment of $45 million and a 5-year, $15 million note. Upon closing, we would have become the owner of approximately 33% of the outstanding interests of MSV. Under the January agreements, a portion of MSV's cash payment to TMI at closing would have been funded by a loan by us of $2.5 million to MSV, in exchange for a note back in the same amount.

     The Current Transaction

On October 12, 2001, MSV entered into certain amendments to the January 2001 agreements. The transactions contemplated by the January 2001 agreements, as amended on October 12, 2001, were consummated on November 26, 2001.

In this transaction, MSV issued $55 million of new convertible notes to a group of purchasers including a subsidiary of Rare Medium, as well as the Existing Investors and Motient. The convertible notes have a 5-year maturity and carry interest at 10%, payable at maturity. The convertible notes convert into Class A preferred limited partnership units of MSV ("Class A Preferred Units"). Rare Medium purchased $50 million of the convertible notes. In addition, Motient's $2.5 million loan to MSV as contemplated by the January transaction agreements, was in the form of convertible notes, and the Existing Investors purchased $2.5 million of convertible notes.

The funds received by MSV from this investment permitted MSV to consummate the existing agreement described above to purchase our satellite communications assets and to combine such assets with those of TMI.

Of the $45 million paid to Motient as described above, $4 million was held back by MSV to secure certain of Motient's ongoing obligations to MSV, including Motient's obligations to share rent expense for MSV's premises in Reston, VA.

Assuming that all the convertible notes issued on November 26, 2001 are converted into Class A Preferred Units, the ownership of the outstanding equity of MSV would be as follows:

         Motient                    33.3%
         TMI                        26.4%
         Rare Medium                30.8%
         Existing Investors          9.5%

MSV has filed an application with the FCC with respect to MSV's plans for a new generation satellite system utilizing ancillary terrestrial base stations. Within 90 days of the receipt of approval from the FCC, and provided that such approval occurs by March 31, 2003, the Existing Investors will invest an additional $50 million in MSV and receive additional Class A Preferred Units. Upon consummation of such additional investment by the Existing Investors, the $11.5 million note to TMI and the $15 million note to Motient will be repaid in full, and the ownership of the outstanding equity of MSV will be as follows:

         Motient                    25.5%
         TMI                        20.2%
         Rare Medium                23.6%
         Existing Investors         30.8%


Pursuant to a shareholders' agreement among the owners of MSV's general partner, Motient is entitled to three representatives on the 12-member board of directors of MSV's general partner. Motient's initial representatives on the Board of Directors of the general partner of MSV are Gary M. Parsons, who will serve as Chairman of the Board, and Walter V. Purnell, Jr. and W. Bartlett Snell. Messrs. Purnell and Parsons serve as directors of Motient, and Mr. Parsons is the Chairman of the Board of Directors of Motient. Mr. Purnell is the President and Chief Executive Officer of Motient, and Mr. Snell is the Senior Vice President and Chief Financial Officer of Motient.

Motient and MSV have, and are expected to continue to have, certain ongoing relationships, some of which may be material. These include the following:

(i) Motient and MSV have agreed to split (with each being responsible for 50%) the rent and other facility costs of their premises in Reston, VA, with each party expected to incur approximately $2.0 to $2.5 million over the remaining term of the lease agreement through August 2003; and

(ii) Motient will provide certain services to MSV on a transition basis, including human resources, legal, regulatory and information technology services, at Motient's cost of such services.


Forward-looking statements

This report contains forward looking statements, including statements regarding MSV's future ownership, the additional investment by the Existing Investors in MSV, and certain other events. Factors that could cause actual results to differ materially from those in the forward looking statements in this news release include Motient's serious short-term liquidity needs, Motient's substantial debt, and Motient's attempts to negotiate a satisfactory restructuring of its debt obligations. Many of these and other factors are described in Motient Corporation's registration statement on Form S-4 (File No. 333-63826) and in Motient's annual report on Form 10-K for the year ended December 31, 2000 and its other periodic filings and reports with the Securities and Exchange Commission.

Item 7.  Financial Statements and Exhibits

(b)      Pro forma financial information

The information required by this item will be provided in an amendment to this Current Report on Form 8-K.

(c)         Exhibits

The following documents are filed as exhibits to the report:

10.34k  -      Term Loan Master Agreement, dated as of November 19, 2001, by and
               among  Motient,   Hughes   Electronics   Corporation,   Singapore
               Telecommunications Ltd., and Baron Capital Partners, L.P. (filed herewith)

10.35j  -      Revolving Loan Master  Agreement,  dated as of November 19, 2001, by and among Motient,  Motient Holdings Inc., Hughes  Electronics
               Corporation, Singapore Telecommunications Ltd., and Baron Capital
               Partners, L.P. (filed herewith)

10.42b  -      Amended and Restated Asset Sale Agreement, dated as of January 8,
               2001, by and between Motient  Services Inc. and Mobile  Satellite
               Ventures LLC  (incorporated  by  reference  to Exhibit  10.42b to
               Motient's annual report on Form 10-K (File No. 0-23044) for the year ended December 31, 2000).

10.42c  -      Amendment,  dated as of October  12,  2001,  to the  Amended  and
               Restated Asset Sale Agreement, dated as of January 8, 2001, by and between Motient Services Inc. and Mobile Satellite Ventures
               LLC (incorporated by reference to Exhibit 10.42c to Motient's quarterly report on Form 10-Q (File No. 0-23044) for the quarter ended September 30, 2001).

10.55   -      Amended and Restated  Investment  Agreement,  dated as of October
               12, 2001, by and among Motient, MSV, TMI, and the other investors named therein (incorporated by reference to Exhibit 10.55 to Motient's quarterly report on Form 10-Q (File No. 0-23044) for the quarter ended September 30, 2001).

10.56a  -      Stockholders' Agreement, dated as of November 26, 2001, of Mobile
               Satellite Ventures GP Inc. (filed herewith).

99.1    -      Press Release of Motient dated November 27, 2001

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           MOTIENT CORPORATION



                                           By:    /s/David H. Engvall
                                                  David H. Engvall
                                                  Vice President, General
                                                  Counsel and Secretary


Date:  November 28, 2001